EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED

[***] – CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT

This EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into effective as of March 26, 2014 (the “Effective Date”) by and between Hancock Jaffe Laboratories , Inc., a corporation organized under the laws of the state of Delaware (“HJL”), with an address at 70 Doppler, Irvine, California 92618 and CryoLife, Inc., a Florida corporation (“CL”), with an address at 1655 Roberts Blvd. NW, Kennesaw, Georgia 30144, (hereinafter sometimes individually or collectively referred to as a “Party” or the “Parties,” respectively).

RECITALS

1.	HJL is engaged in the design, development, manufacture and sale of products for use for vascular access and peripheral vascular indications.

2.	CL sells and distributes medical devices and processes tissues for use in cardiac and vascular surgeries.

3.	HJL once manufactured the Products but ceased manufacturing the Products when it moved locations.

4.

HJL desires to commence manufacturing the Products again and to supply such quantities of Products as CL desires, and CL desires to obtain from HJL a supply of the Products so that CL can exclusively distribute the Products worldwide.

5.

CL and HJL desire to formalize their relationship by entering into this Agreement for the purpose of developing, manufacturing, supplying and distributing the Products, all as further set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1.	AAA shall have the meaning set forth in Section 17.1.

1.2.	Act shall mean the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time.

1.3.	Acquisition Agreement shall have the meaning set forth in Section 16.1.

1.4.	Actual Quarterly Spend shall have the meaning set forth in Section 5.1.

1.5.

Additional Product(s) shall mean all improvements to, modifications of or subsequent generations of the Products that do not affect the form, fit or function of the Product and any support product(s) developed by HJL during the term of this Agreement.

1.6.

Affiliates shall mean, with respect to either Party, those entities controlled by, in control of, or under common control with such person. For the purposes of this definition, “control” means ownership or control, direct or indirect, of more than 50% of the voting capital or equity participation of an entity.

1.7.	Agreement shall have the meaning set forth in the Preamble.

1.8.

Applicable Laws shall mean all applicable common law, statutes, ordinances, rules, regulations or orders of any governmental authority, including applicable regulatory laws, rules and regulations, within the Territory.

1.9.	Breaching Party shall have the meaning set forth in Section 12.1.

1.10.	CAPA shall have the meaning set forth in Section 2.5.

1.11.	CE Mark shall mean the Conformité Européenne mark given by a Notified Body that certifies that the Products comply with all Applicable Laws.

1.12.

Change in Control shall mean (i) any consolidation or merger of either Party with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of such Party immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of such Party’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which either is a Party in which in excess of fifty percent (50%) of such Party’s voting power is transferred; or (ii) a sale, lease or other disposition of all or substantially all the assets of either Party.

1.13.	CL shall have the meaning set forth in the Preamble.

1.14.

CL Confidential Information shall mean any non-public information about CL, its development of intellectual property and its operations including, but not limited to, any non-public information or scientific or technical data, know-how, or expertise of CL relating to the Products, existing as of the Effective Date or developed during the term of this Agreement and non-public information that relates to its financial statements, marketing or finances, market research, customers, customer lists, markets, product plans, business plans, services, software, developments, inventions, processes, procedures, methods, know-how, designs, data, programs, drawings, and engineering information.

1.15.	CL Indemnified Party shall have the meaning set forth in Section 12.1.

1.16.	CL Required Markets shall have the meaning set forth in Section 2.2.

1.17.	Claims shall have the meaning set forth in Section 12.1.

1.18.	Confidential Information shall mean, as appropriate, CL Confidential Information and/or HJL Confidential information.

1.19.	Coronary Indications shall mean uses of any products for indications relating to the creation of a blood pathway around a blocked artery in the heart.

1.20.	Disposition shall have the meaning set forth in Section 16.2.

1.21.	Distribution Fee shall have the meaning set forth in Section 7.5.

1.22.	Effective Date shall have the meaning set forth in the Preamble.

1.23.	Existing Inventory shall have the meaning set forth in Section 5.2.

1.24.	FDA shall mean the Food and Drug Administration of the U.S. Department of Health and Human Services.

1.25.	FDA Approval shall mean the date on which a Product obtains approval from the FDA to market and sell the Products under the Act.

1.26.	First Refusal Option shall have the meaning set forth in Section 16.2.

1.27.	F.O.B. shall have the meaning set forth in Section 6.6.

1.28.	Force Majeure shall have the meaning set forth in Section 18.1.

1.29.	Foreign Approval(s) shall have the meaning set forth in Section 2.3.

1.30.	HJL shall have the meaning set forth in the preamble.

1.31.

HJL Confidential Information shall mean any non-public information about HJL, its development of Intellectual Property, and its operations including, but not limited to, any non-public information or scientific or technical data, know-how, or expertise of HJL relating to the Products existing as of the Effective Date or developed during the term of this Agreement and non-public information that relates to its financial statements, marketing or finances, market research, customers, markets, product plans, business plans, services, software, developments, inventions, processes, procedures, methods, know-how, designs, data, programs, drawings, and engineering information.

1.32.	HJL Disposition Notice shall have the meaning set forth in Section 16.2.

1.33.	HJL Indemnified Party shall have the meaning set forth in Section 12.1.

1.34.	HJL Intellectual Property shall have the meaning set forth in Section 14.4.

1.35.

HJL Invention(s) shall mean any invention whether or not patentable, conceived or developed without the use of any CL Confidential Information by employees of HJL, alone or together with any Third Party (including Affiliates, agents or consultants of HJL or a person or entity working in any fashion on the behalf of HJL but excluding CL), during the term of this Agreement, or prior to the Effective Date.

1.36.	GMP/QSR Regulations shall mean the Good Manufacturing Practices/Quality System Regulations set forth in 21 C.F.R. Section 820.

1.37.	Indemnifying Party shall have the meaning set forth in Section 12.3.

1.38.	Initial Build Inventory shall have the meaning set forth in Section 5.1.

[***] – CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

1.39.	Initial Term shall have the meaning set forth in Section 10.1.

1.40.

Intellectual Property means (a) discoveries, inventions, improvements, concepts and ideas, whether or not patentable, (b) works of authorship fixed in a tangible medium of expression, (c) trademarks, (d) trade secrets and know-how, (e) all proprietary rights relating thereto, including all applications, registrations, extensions, divisionals and renewals in connection therewith and (f) all documents and information relating to the foregoing.

1.41.

Manufacturer of Record shall mean the Party who owns the Premarket Clearance and is responsible for compliance with conditions of clearance of the Premarket Clearance and for all communications with the Notified Body regarding CE Mark designations. For purposes of this Agreement, HJL shall be the Manufacturer of Record for all Products.

1.42.	Manufacturing Reimbursement shall have the meaning set forth in Section 5.1.

1.43.	MDR shall have the meaning set forth in Section 2.6.

1.44.	Medical Device Establishment Registration shall have the meaning set forth in Section 2.1.

1.45.	Net Sales means the total sales of CL from the commercial distribution of Products excluding fees, freight and shipping costs, and reduced by credits and returns.

The term “Net Sales” shall not include revenue received by CL (or any of its Affiliates) from transactions with an Affiliate of CL unless such Affiliate is the end user of the Product.

1.46.

New Product shall mean any improvement to or modification of the Product that affects the form, fit or function and for which a new regulatory submission or clearance from a regulatory body is required.

1.47.	New Product Development Notice shall have the meaning set forth in Section 4.5.

1.48.	Non-Breaching Party shall have the meaning set forth in Section 12.1.

1.49.

Notified Body shall mean a certification organization which the competent national authority of a European member state designates to carry out compliance assessments of the Products in the relevant market.

1.50.	Nonconforming Product shall have the meaning set forth in Section 6.7.

1.51.	Option shall have the meaning set forth in Section 16.1.

1.52.

Option Acquisition Price shall mean: (i) [***] multiplied by CL’s Net Sales for the [***] full calendar quarters immediately prior to the date that CL provides HJL with written notice of the exercise of the Option plus the Royalty Payment.

1.53.	Option Period shall have the meaning set forth in Section 16.2.

1.54.	Party(ies) shall have the meaning set forth in the preamble.

[***] – CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

1.55.

Product(s) shall mean Vascular Bioprosthesis for vascular access and peripheral vascular indications that is currently branded as ProCol®, but shall not include products intended for Coronary Indications with a diameter of 3 mm or less and a length of 20 cm or less.

1.56.	Product Information shall have the meaning set forth in Section 11.1

1.57.	Profit Sharing Payments shall have the set forth in Section 7.6.

1.58.	Purchased Assets shall have the meaning set forth in Section 16.1.

1.59.	Remedial Action shall have the meaning set forth in Section 2.5.

1.60.	Renewal Period shall have the meaning set forth in Section 10.1.

1.61.	Requested Delivery Date shall have the meaning set forth in Section 6.5.

1.62.

Royalty Payment shall mean for the [***] year period following the closing of the acquisition of the assets underlying the Option, the following royalty paid by CL to HJL: an amount equal to [***]% of CL’s Net Sales, provided that in no event shall such Royalty Payment exceed $[***] in any 12 month period or $[***] in the aggregate. Such Royalty Payment shall be paid quarterly within 60 days after the end of each calendar quarter.

1.63.	Rules shall have the meaning set forth in Section 17.1.

1.64.	Shipping Point shall have the meaning set forth in Section 6.6.

1.65.

Specifications shall mean the documents describing the form, fit and function of the Products that obtain FDA Approval under the FDA’s premarket approval process including (i) HJL’s design and functionality specifications relating to the Products and (ii) any specifications for manufacturing, testing, storing, packaging, shipping or labeling the Products consistent with regulatory requirements as may be amended or revised from time to time as set forth herein. Current Specifications for each product category have been agreed to by the Parties herein, and they may be changed from time to time by the agreement of the Parties herein.

1.66.	Technology shall have the meaning set forth in Section 4.2.

1.67.	Territory shall mean worldwide.

1.68.	Third Party shall mean any person or entity other than a Party or an Affiliate.

1.69.	Transfer Prices shall have the meaning set forth in Section 7.1.

1.70.

United States shall mean the several states of the United States of America and the District of Columbia, and the territories and possessions of the United States, including the Commonwealth of Puerto Rico.

1.71.

Vigilance Report shall mean the incident report for death or serious injury required under the post market surveillance system as defined by the European Council Directive 93/42/EEC or the relevant and applicable equivalent of any other regulatory body.

ARTICLE 2

REGULATORY

2.1.

Medical Device Establishment Registration.  HJL shall maintain a Medical Device Establishment Registration (as defined under the Act) as Manufacturer of Record and Specifications developer for the Products, as is required.

2.2.

U.S. Approval/Clearance.    HJL shall be responsible, at its expense, for filing and obtaining and maintaining (including development of and compliance with necessary quality programs) all necessary authorizations from regulatory authorities in the United States including the FDA, necessary for the sale of the Products in the United States (“CL Required Markets”). HJL’s obligations under this Section 2.2 shall include the preparation and filing of any required submissions and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Products in, at a minimum, the CL Required Markets. HJL will provide CL with drafts of all proposed filings with any U.S. federal, state or foreign regulatory agency for review and comment by CL in advance of filing with the applicable authority.

2.3.

Foreign Approvals.    To the extent mutually agreed, HJL shall be responsible, on a timely basis, for filing, obtaining and maintaining all necessary “device” or “medical” regulatory approvals from foreign regulatory authorities necessary for the commercial sale of the Products in markets other than the United States (“Foreign Approvals”). The expense for obtaining such approvals shall be CL’s responsibility. Except as otherwise required by law or agreed by the Parties, HJL shall be primarily responsible for all dealings with the appropriate competent authority such as notification, medical device vigilance and national labeling issues, and HJL shall bear final legal responsibility for the content of all its own labeling, provided however that if it chooses, CL may make such filings and HJL shall supply assistance as reasonably requested by CL.

2.4.

Manufacturing Compliance.    In the event that HJL determines that its manufacturing and/or quality systems, or any portion thereof, are not in compliance with any Applicable Law, it shall immediately notify CL in writing. Within three business days of such determination, HJL shall provide in writing to CL justification for non-compliant processes and an explanation of the controls that will be implemented to improve those processes.

2.5.

Remedial Actions.  Each Party will notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any of the Products may be subject to any recall, field corrective action or other regulatory action (other than a corrective and preventive action (“CAPA”) under the Act) with respect to a Product taken either by virtue of applicable federal, state, foreign or other law or regulation or good business judgment (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action; provided that CL shall have sole responsibility for collecting information from its customers, including customer complaints. HJL will determine in good faith and in consultation with CL whether to commence any Remedial Action with respect to the Product. Each Party will maintain adequate records to permit the Parties to trace the manufacture of the Product and the distribution and use of the Product. In the event that HJL determines that any Remedial Action with respect to the Product should be commenced or that a Remedial Action is required by any governmental authority having jurisdiction over the matter, HJL will control and coordinate all efforts necessary to conduct such Remedial Action. If HJL conducts any Remedial Action related to the Product and HJL is determined to be responsible for the problem requiring the Remedial Action (i.e., a problem arises from faulty manufacture), HJL, at CL’s option, will either issue a credit to CL or reimburse CL for the sales price of all CL devices recalled in such Remedial Action and the other reasonable costs incurred by CL of conducting such Remedial Action. HJL shall have sole responsibility for handling any CAPA’s. CL shall cooperate with HJL to the extent reasonably requested by HJL in handling any CAPA, provided that its reasonable costs in assisting with the CAPA will be reimbursed by HJL.

2.6.

Complaints and Medical Device Reporting.  Each Party will comply with applicable provisions of the Medical Device Reporting systems, including the requirements of 21 CFR Part 803, and each Party will cooperate with the other for the efficient compliance therewith. CL and HJL agree to notify the other within two (2) business days of receipt from any customer of any complaint or fileable Medical Device Report (“MDR”) relating to the Product. HJL will investigate such complaint or MDRs/Vigilance Reports and forward to CL all information relating to any defects in the performance, design, or quality of the Products. HJL shall investigate all instances of product failure or inadequacy documented by CL and forwarded by CL for investigation. HJL shall provide a written summary of the findings from such investigation to CL within seven days following the date that HJL is informed of such complaint or MDR. HJL shall have sole responsibility for filing the MDR with the appropriate regulatory agency.

2.7.

Vigilance Reporting.    HJL will notify CL in writing if a Vigilance Report is required to be filed with respect to the Product. HJL, at its sole cost and expense, will be responsible for complying with Vigilance Reporting requirements for the Product. HJL will remain responsible for any and all Product investigation as provided in Section 2.6.

2.8.

CL Audits.    HJL will give CL reasonable access to its records and facilities to allow CL to conduct full compliance audits relating to the Product, its manufacture and the Product’s regulatory and quality status, at CL’s expense, as reasonably deemed necessary by CL, but no more frequently than once in any 12 month period, unless CL determines in good faith that exceptional circumstances require more frequent audits. The audit may include, without limitation, records relating to manufacturing compliance with the Specifications, compliance with quality control and inspection reports procedures, compliance with GMP/QSR Regulations, CE Mark certification records and procedures, regulatory compliance, and after the following certifications have been obtained compliance with ISO 13485:1996 and EN 46001 requirements. Such audits will be conducted during HJL’s normal business hours, after three business days’ prior written notice to HJL by CL. HJL will make its regulatory compliance and quality assurance personnel reasonably available to CL in connection with such audits. If CL recommends any corrective actions to HJL in connection with such audits, HJL will take any corrective action recommended by CL within 30 days of receipt of any corrective action recommendations, if possible, or will inform CL in writing of the reasons why HJL believes such corrective action is not required or cannot be completed within such 30 day period. CL will be given access to audit any corrective action.

2.9.

Regulatory Inspections.    HJL will promptly notify CL of any inspection of its facilities manufacturing the Product or any component part of a Product by the FDA, ISO, CE Mark certification organization or other federal, state, local or other regulatory agency which relates to the manufacture, assembly, packaging or regulatory status of the Product and provide CL with information about the progress and outcome of such inspection, including, without limitation, copies of any notice of observations or warnings, requests for Remedial Action, CAPA’s or other adverse findings. [Add initial inspection language].

2.10.	Additional Quality Requirements. HJL shall comply with those additional quality requirements set forth in Exhibit A.

ARTICLE 3

AUDIT RIGHTS

CL and its Affiliates shall maintain accurate books and records in accordance with generally accepted accounting principles showing sales of the Products by CL and its Affiliates in sufficient detail to enable Net

Sales to be determined. In addition, each Party shall maintain accurate books and records in accordance with generally accepted accounting principles to enable each Party to monitor compliance by the other with the terms of this Agreement. Each Party (or its accountants) shall have the right to inspect such books and records at reasonable intervals (but no more frequently than once in any twelve month period) and upon reasonable prior written notice. Such inspections shall occur during normal business hours at the offices of the Party being inspected and at the expense of the inspecting Party; provided, however, that if such inspection shall reveal an overpayment or underpayment by a Party of amounts actually due of more than five percent (5%), then the Party being inspected shall bear the expense of such inspection. Any deficiencies in payment or overpayments shall be immediately due and payable together with interest at the rate of eighteen percent (18%) per annum from the date or dates such amounts should have been paid.

ARTICLE 4

APPOINTMENT AS EXCLUSIVE DISTRIBUTOR

4.1.	Scope and Consideration. Subject to the terms and conditions of this Agreement, HJL grants to CL and its Affiliates the exclusive right to market, sell and distribute the Products in the Territory.

4.2.

Exclusivity.    CL’s distribution rights under this Agreement shall be exclusive in the Territory for the Products. HJL shall not sell the Products to any party except to CL. In addition, HJL shall not license or transfer the technology, consisting of know-how and manufacturing equipment necessary or helpful for the manufacture of the Products and the process employed in the manufacture thereof (the “Technology”), to any Third Party that would enable or allow such Third Party to manufacture the Products or other products or services competitive with the Products without CL’s prior written consent. HJL represents and warrants to CL that HJL has not entered into any other agreements, written or oral, with any Third Party permitting any party other than HJL from manufacturing, selling or distributing Products in the Territory, and covenants and agrees that during the term of this Agreement, HJL will (i) not enter into any such agreement in the Territory or (ii) itself sell, market, promote, manufacture or distribute any Products in the Territory (except in accordance with this Agreement) or any products or services competitive with the Products without CL’s prior written consent.

4.3.

Subdistributors and Subagents.    CL may appoint subdistributors or subagents for distribution of the Products in the Territory, and may provide to HJL a list of such subdistributors from time to time. Notwithstanding such appointment of subdistributors, CL shall remain fully responsible for the performance of all of its covenants and obligations hereunder, and any sales by HJL to such subdistributor requested by CL shall be billed by HJL to CL directly.

4.4.

Additional Products.    CL’s right to distribute Products under this Agreement includes the right to distribute Additional Products. If HJL, individually or jointly with CL, develops Additional Products during the term of this Agreement, HJL shall notify CL in writing promptly after HJL estimates the date that such Additional Product will be available for commercial sale in the Territory, and this Agreement shall automatically be amended to include any such Additional Products, with CL’s written consent.

4.5.

New Products.  If HJL develops a New Product during the term of this Agreement, HJL shall notify CL in writing (a “New Product Development Notice”) promptly after HJL estimates the date that such New Product will be available for commercial sale in the Territory, and, subject to CL’s written consent, such new Product shall be deemed to be part of this Agreement.

4.6.

Ownership.  Ownership of and rights to New Products, Additional Products and other developments and inventions that are developed jointly by CL and HJL shall be determined in accordance with Applicable Law, including applicable patent law.

ARTICLE 5

MANUFACTURING REIMBURSEMENT AND INITIAL BUILD

5.1.	Manufacturing Reimbursement.

(a)

CL shall reimburse HJL for certain of HJL’s costs to restart and validate its manufacturing operations at HJL’s facility at 70 Doppler, Irvine, California, in an amount of up to $2,258,070 (such amount shall be the “Manufacturing Reimbursement”). Such Manufacturing Reimbursement shall also be used by HJL to obtain FDA Approval for manufacturing the Products to allow for commercial sale by CL, including the manufacture of commercially saleable units of Products. Such Manufacturing Reimbursement shall be advanced to HJL according to the budget as detailed in Exhibit B every calendar quarter commencing on the Effective Date. In the event the Effective Date is not April 1, 2014, CL shall make an initial Manufacturing Reimbursement payment equal to a pro rata amount of the payments specified in the budget based on the remaining days in that calendar quarter, if any. Following the end of each calendar quarter period, a reconciliation shall be made with HJL and CL of actual expenditures during the quarter. In order to facilitate such reconciliation, HJL shall provide CL with supporting documentation and data along with other information reasonably requested by CL for CL to verify expenditures incurred by HJL (such amount the “Actual Quarterly Spend”). If the Actual Quarterly Spend is within five percent of the quarterly Manufacturing Reimbursement (pro-rated if the Effective Date is not on April 1, 2014), no adjustment to future Manufacturing Reimbursements will be made. If any quarter’s Manufacturing Reimbursement is greater than the Actual Quarterly Spend by five percent or more, CL may recoup the excess by offsetting that amount against any future Manufacturing Reimbursement payment or any other future payments otherwise owed to HJL.

(b)

CL may discontinue the Manufacturing Reimbursement at any time if HJL has manufactured 1500 commercially saleable units of Product but has not obtained the necessary FDA Approvals to allow CL to sell such Product. In such case, CL shall only be required to resume such Manufacturing Reimbursement once FDA Approval is obtained thereafter. CL may also discontinue the Manufacturing Reimbursement in the event it becomes reasonably apparent that HJL will not be able to obtain FDA Approval within nine months, or HJL will not be able to satisfy its material obligations under this Agreement for six months or more.

(c)

Notwithstanding anything herein to the contrary, in no event shall CL be required to reimburse HJL more than $2,258,070 in total or $650,000.00 in any individual quarter for the Manufacturing Reimbursement.

(d)

HJL shall manufacture and deliver 3800 units of saleable Product to CL and CL is not required to pay any amount for such units except the Manufacturing Reimbursement (such amounts the “Initial Build Inventory”).

5.2.

Existing Inventory.  In consideration for the Manufacturing Reimbursement, CL shall own and have the exclusive right to market, distribute and sell all units of Products currently saleable located at HJL’s facility (the “Existing Inventory”), or use such inventory as samples in the sales process, a schedule of Existing Inventory along with the shelf life of the Existing Inventory has already been provided by HJL to CL. HJL shall ship such Products as and when directed by CL and CL shall be entitled to all revenues associated with such shipment (although CL will reimburse HJL’s shipping fees associated with such shipment).

5.3.

Initial Build Inventory.  In consideration of the Manufacturing Reimbursement, HJL shall manufacture and deliver 3800 units (in addition to the Existing Inventory) of commercially saleable Product to CL as directed by CL. All Product manufactured by HJL shall first be allocated to the Initial Build Inventory and other inventory necessary to validate the manufacturing process described in Section 5.1. The Parties shall mutually agree on the size configurations of the Initial Build Inventory. HJL shall ship the Initial Build Inventory as and when requested by CL, including to CL for CL to ship and sell to others. CL shall own all such Initial Build Inventory and shall be entitled to all revenues associated with such sales (although CL will reimburse HJL’s shipping fees associated with HJL’s shipments). HJL will not manufacture more than 900 commercially saleable units of the Products for the Initial Build Inventory in any calendar quarter, or 1500 commercially saleable units of the Product for the Initial Build Inventory in the aggregate, prior to receiving FDA Approval without CL’s prior written consent.

5.4.

Security Interest.  In order to secure HJL’s obligations under this Agreement, HJL shall provide CL with a first priority security interest in all Initial Build Inventory and shall take all steps and execute all documents reasonably requested by CL to effectuate same, including entering into a security agreement mutually agreed to by the Parties and executed simultaneously herewith.

ARTICLE 6

SUPPLY AND ORDERS FOR PRODUCTS

6.1.

Purchase Orders.  CL shall submit purchase orders to HJL for the Products pursuant to Section 6.3. once the following has occurred: (i) HJL notifies CL in writing that it has the capability to manufacture the Products in accordance with the Specifications and Applicable Law and (ii) CL determines the Initial Build Inventory shall be exhausted within 90 days, or that it needs additional inventory, Each purchase order shall cover the portion of the forecast that has become a firm order under Section 6.3 of this Agreement and shall, at a minimum, include: (a) identification of the Products ordered; (b) quantity; (c) requested delivery date; and (d) shipping instructions and shipping address. CL may issue additional purchase orders and/or earlier purchase orders other than those described in the first sentence of this Section 6.1.

6.2.

Acceptance of Orders.  Except as otherwise provided in Section 6.4, all purchase orders issued in accordance with this Agreement shall be automatically accepted by HJL. Purchase orders for the Products must be received by HJL at least 30 days prior to delivery date requested. Each purchase order shall be deemed to be an offer by CL to purchase the Products pursuant to the terms of this Agreement and shall give rise to a contract between CL and HJL for the sale of the Products ordered and shall be subject to and governed by the terms of this Agreement solely and to no other terms including the provisions of the Uniform Commercial Code. The terms and conditions of this Agreement shall govern and supersede any additional or contrary terms set forth in CL’s purchase order or any HJL or CL acceptance, confirmation, invoice or other document, unless the specific additional or contrary terms are stated in writing and duly signed by the CFO or CEO of CL and an officer of HJL. With each lot of Products manufactured by HJL, HJL shall supply to CL documentation certifying in writing that each shipment of Products complies with (i) the then current Specifications and with the testing procedures described therein; and (ii) all other documentation agreed to by CL and HJL.

6.3.

Forecasts.  Commencing within 10 business days of the occurrence described in the first sentence of Section 6.1, CL shall provide to HJL a written rolling 12-month forecast (with such first forecast to be for less than 12 months if the first forecast is not issued at the beginning of a calendar quarter). The first three months of each forecast shall constitute a firm order to purchase the units of the Products specified in the forecast. The first forecast for the first three months shall not exceed 1500 units without the consent of HJL. The balance of each forecast shall constitute a non-binding good faith estimate of expected orders for Products.

6.4.

Order Limitations.    HJL shall maintain an adequate inventory of the Products and shall notify CL immediately in writing upon becoming aware of any actual or potential interruption in supply. HJL shall not be required to deliver quantities in excess of 120% of forecasted requirements unless HJL has been given at least 90 days advance written notice of the quantities to be delivered which exceed the forecasted amounts. Notwithstanding the foregoing HJL shall use all commercially reasonable efforts to supply quantities in excess of 120% of forecasted requirements that were given with less than 90 days advance notice.

6.5.

Modification of Orders.    Except as otherwise provided in Section 6.4, no purchase order shall be modified or canceled except upon the mutual agreement of the Parties, which shall not be unreasonably withheld by either Party. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the changed purchase order so states. Notwithstanding the foregoing, any purchase order may be canceled by CL as to any Products which are not delivered within 10 days of the delivery date requested by CL pursuant to a purchase order submitted to HJL under Section 6.1 and accepted by HJL under Section 6.2 (the “Requested Delivery Date”), and any such cancellation shall not limit or affect any contract remedies available to CL with respect thereto.

6.6.

Shipment.    All Products sold by HJL to CL shall be shipped by HJL free on board (“F.O.B.”) HJL’s facility (the “Shipping Point”) addressed to CL’s address (or such other address as set forth by CL). All shipments of Existing Inventory and Initial Build Inventory shall be shipped by HJL FOB Shipping Point also as directed by CL. HJL shall bear all risk of loss prior to HJL’s delivery of the Products to a common carrier at the Shipping Point, and shall have no further responsibility for the Products after it has delivered the Products to the common carrier. CL assumes all risk of loss upon HJL’s delivery of the Products to a common carrier at the Shipping Point. CL shall pay all loading, freight, shipping, insurance, forwarding and handling charges, fees, storage, and all other charges applicable to the Products after they are delivered by HJL to the common carrier at the Shipping Point.

6.7.

Inspection.    HJL will inspect and test the Product as required by the Specifications, including the Existing Inventory and Initial Build Inventory. CL will inspect all incoming Product. Upon notification to HJL, CL will have the right to reject any lot that contains Product that does not meet the Specifications (“Nonconforming Product”). CL will provide HJL with information as to the reason for the rejection of the Nonconforming Product including a description of the test procedure and results, if any, on which the rejection is based (i) within 60 days of receipt therefor with respect to nonconformities that can be discovered with reasonable diligence, and (ii) for all other Nonconforming Products, within 45 days after CL discovered or was informed by a Third Party or should have discovered the nonconformity. HJL will instruct CL as to the disposal or return of Nonconforming Product. In the event of Nonconforming Product(s), HJL will be responsible for return shipping charges. CL may issue a debit memorandum to HJL, which HJL will honor promptly for CL’s benefit, for the purchase price, freight and related costs of the Nonconforming Product and, HJL will promptly replace the Nonconforming Product and invoice CL for the Product shipped to replace the Nonconforming Product at the time of shipment of the replacement product.

6.8.	Process or Material Changes.

(a)

No material changes, modifications, deviations or exceptions to the Specifications, materials or fabrication manufacturing or packaging processes may be made without CL’s consent and 60 days prior written notice by HJL to CL.

(b)

Any such material changes, modifications, deviations or exceptions proposed to be implemented by HJL shall be subject to prior review by CL for safety, regulatory issues and efficacy and shall not be implemented for at least such 60 day period or longer as required to address CL’s concerns, if any.

(c)	HJL shall provide, at its sole cost and expense, a limited number of samples of the Product incorporating the proposed change for such prior evaluation during the 60 day period.

6.9.

Packaging, Sterilization and Labeling.  HJL shall be responsible for packaging, labeling, instructions for use, and any necessary sterilization of Products purchased under this Agreement. HJL shall deliver the text of proposed packaging, labeling, and instructions for use to CL for its review and comment prior to printing. HJL shall prepare packaging, labeling and instructions for use in all foreign languages that CL reasonably requests. HJL shall be responsible for the costs of translating the labels and instructions for use into any foreign language. CL hereby grants HJL a limited, non-exclusive, license to use CL’s name and the CL trademark and design in accordance with CL’s instructions, solely for purposes of packaging and labeling Products sold by HJL to CL or its Affiliates under this Agreement.

6.10.

Subcontracts and Suppliers.  If CL is required to place its CE Mark certification on the Product, HJL will promptly supply CL a list of HJL’s subcontractors and suppliers contributing to the manufacture of the Product. After HJL has supplied CL with such list, HJL shall provide CL with at least 30 days’ notice of any proposed change in such subcontractors and suppliers and will allow audits of its subcontractors and suppliers.

ARTICLE 7

PRICES AND PAYMENTS

7.1.

Transfer Prices.    The purchase price of all Products sold to CL hereunder, F.O.B. Shipping Point, (“Transfer Prices”) shall be as agreed by the Parties in a separate document containing Transfer Prices and other miscellaneous terms. For avoidance of doubt the Parties hereto provide however that Existing Inventory and Initial Build Inventory are owned by CL due to the Manufacturing Reimbursement.

7.2.	Payment Terms. HJL will invoice CL upon delivery of Products. Invoices for Products shall be due and payable in full within 37 days from the date of invoice.

7.3.

Taxes.  The Transfer Prices for Products do not include any sales, use, value added or similar taxes, customs duties, or tariffs imposed by any governmental authority or agency on Products or any components thereof that are imposed on CL by any country in the Territory. CL shall pay or reimburse HJL for all such amounts incurred in connection with CL’s purchase of Products; provided, however, that HJL shall pay all income, excise or franchise taxes imposed upon the manufacturing activities or income of HJL.

7.4.	Resale Prices. CL may resell the Products at such prices, as CL in its sole discretion, shall determine.

7.5.

Distribution Fee.    CL shall retain a certain amount of the sales price of each Product as a distribution fee to compensate CL for its sales and marketing costs (the “Distribution Fee”) as agreed to separately by the Parties.

7.6.

Profit Sharing Payments.  Within 60 days after each calendar quarter during which Product sales to a Third Party occur by CL under this Agreement (excluding sales of the Initial Build Inventory and Existing Inventory), CL will pay to HJL a profit sharing payment that will compensate HJL for, among other things, HJL’s training of CL personnel, sales, marketing, regulatory and clinical support for the Product (“Profit Sharing Payment”) based on the following formula:

Net Sales of the Products, less each of the following attributable to the sales of the Products: (i) the Distribution Fee and (ii) the Transfer Prices. The result shall be divided by two to determine the Profit Sharing Payment earned by HJL.

Such Profit Sharing Payment shall be accompanied by a report setting forth in reasonable detail the calculation of the Profit Sharing Payment.

ARTICLE 8

GENERAL RIGHTS AND OBLIGATIONS OF CL

8.1.

Sales and Marketing.  CL will provide its standard level of sales and marketing support for the Products and will use commercially reasonable efforts to promote, market, sell and to distribute the Products in the Territory. CL will develop and produce brochures and other marketing and sales literature for the Product as it deems appropriate.

8.2.

Post-Marketing Studies.  CL may, in its sole discretion and at its expense, pursue authorship and publication of post-marketing or white paper studies to increase market awareness of the Products. HJL will assist CL by providing marketing and other materials and manufacturing information reasonably necessary to support such studies. CL shall provide HJL with sufficient opportunity to review any such proposed publications and CL shall agree not to publish HJL Confidential Information or publish any information that will affect HJL’s ability to seek patent protection on the Product or related technology or know-how. HJL shall inform CL promptly in the event that HJL becomes aware of (i) post-market clinical studies being conducted involving the Product, or (ii) literature or unpublished reports of data from any clinical or non-clinical laboratory studies involving the Product.

8.3.

Marketing Materials.  CL shall be responsible for the preparation of sales and marketing materials for the Products, including (subject to Section 6.9), the translation, adaptation and/or modification of HJL’s sales and marketing materials, as deemed appropriate by CL, to reflect local culture or business practices and languages, and to reflect CL as the exclusive distributor of the Product. HJL will cooperate with CL in the preparation of CL’s sales and marketing materials.

8.4.

Alteration of Products.  CL, its Affiliates and agents shall not, in any way, alter the Products or remove, cover, change, alter or add to the labels attached to the Products by HJL, except with HJL’s prior written approval.

8.5.

Import and Export Approvals.  CL shall be responsible for obtaining all import and export licenses and permits (other than regulatory approvals described in Article 2) as may be required to export the Products from the United States and to import the Products into such countries as are selected by CL in accordance with then-prevailing laws and regulations of such countries. All such filings and registrations of the Products shall be in the name of CL, whenever feasible in accordance with prevailing laws and regulations. HJL shall cooperate fully with CL in its efforts to obtain any such approvals.

ARTICLE 9

GENERAL RIGHTS AND OBLIGATIONS OF HJL

9.1.

Manufacture and Supply of Products.  HJL shall exercise all reasonable and appropriate actions to develop the capability to manufacture the Products in commercially appropriate quantities in accordance with the Specifications and Applicable Law, including obtaining FDA Approval. Thereafter, during the term of this Agreement, HJL shall manufacture and sell Products to CL in accordance with the Specifications and the terms and conditions set forth in this Agreement. If HJL (i) is unable to provide Product to CL within 90 days of the delivery/due date in any order or in accordance with this Agreement, (ii) does not obtain FDA Approval to manufacture the Product within nine months from the Effective Date of this Agreement, or (iii) is unable meet the volume requirements established in accordance with this Agreement, then CL may manufacture the Products itself or through a Third Party and HJL shall provide all documentation and reasonable assistance necessary for CL to manufacture or have manufactured the Products. HJL shall escrow the instructions, know-how and Specifications required to manufacture the Product with a Third Party reasonably acceptable to both Parties. The escrow agreement shall provide that if any of the foregoing occurs, then CL shall have access to the escrowed information and CL may manufacture or have manufactured the Product either itself or by a Third Party.

9.2.

Training and Support.  HJL shall (a) assist, at no charge, in the training of CL’s sales personnel representing the Products with respect to the promotion and use of the Products; and (b) travel, at CL’s sole cost and expense, with CL’s sales personnel to assist in problem solving, market needs identification and general market development, in each case as may be reasonably requested by CL. Travel, hotel and any other direct expenses must be pre-approved by CL and will be billed at cost. It is expected that air travel will be in coach class only and moderately priced hotels will be used. CL’s corporate travel department is available upon a request to the appropriate business contact at CL in the event there is difficulty meeting these requirements. Rental cars may be used if less expensive than alternate means of transportation. Any additional expenses incurred for the purpose of delivering the activities in this Section must be approved in writing by CL.

9.3.

Marketing Samples.  HJL will provide to CL at no charge, non-sterile samples of the Products in a variety of sizes related to its start-up of the manufacturing of the Products, but at a minimum, no less than 50 samples. CL will provide such samples to its sales force and customers at no charge. At CL’s request, HJL shall also (i) provide to CL at no cost any Products in HJL’s possession or control which do not meet the Specifications for use solely as non-useable samples, and (ii) sell to CL additional non-sterile samples at 50% of the Transfer Price.

9.4.

Marketing, Artwork and Sales Leads.  HJL shall provide reasonable support to CL as needed in the marketing and sale of the Products, including contacting key opinion leaders and assisting with the launch of the Product and providing training. HJL shall provide camera ready artwork and copies of all advertising and marketing support materials in its possession or control that are necessary or helpful for the sale and marketing of the Products in the Territory. HJL shall forward to CL all leads for sales of Products in the Territory.

9.5.

Information Provided. During the period from the Effective Date until FDA Approval is received, in order to keep CL fully informed of the progress and activity of HJL in furtherance of this Agreement, HJL shall (i) make its management and other personnel reasonably available to CL to meet in person or by teleconference as requested by CL, and (ii) allow CL reasonable access to the premises of HJL upon reasonable notice.

ARTICLE 10

TERM AND TERMINATION

10.1.

Term.  This Agreement shall take effect as of the date first above written and shall continue in force for a period of three years (the “Initial Term”) from the Effective Date. Thereafter, this Agreement shall automatically renew for up to two consecutive one year terms (each a “Renewal Period”), unless CL gives written notice of termination to the other at least six months prior to the end of the Initial Term or a Renewal Period, as applicable.

10.2.	Termination. Notwithstanding the provisions of Section 10.1, this Agreement may only (to the exclusion of any otherwise Applicable Law) be terminated in accordance with the following provisions:

(a)

Either Party may terminate this Agreement at any time by giving notice in writing to the other Party, which notice shall be effective upon dispatch, should the other Party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business.

(b)	CL may terminate this Agreement by giving notice in writing to HJL should an event of Force Majeure, as defined below, continue for more than six months.

(c)	CL may terminate this Agreement by giving 30 days’ notice in writing to HJL, which notice shall be effective upon dispatch, if there shall occur a Change in Control of HJL.

10.3.	Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)	Termination of this Agreement shall not release either Party from the obligation to make payment of all amounts then or thereafter due and payable.

(b)	The terminating Party shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.

(c)	CL shall be permitted to resell any inventory of Products on hand at the time of termination and for a period of 18 months thereafter.

(d)

CL may satisfy any tenders and other contractual commitments which extend beyond the effective date of termination, and HJL shall continue to comply with all of its obligations under this Agreement necessary or appropriate to allow CL to satisfy such commitments including providing appropriate Products to CL at the Transfer Prices set forth herein as if the Agreement were still in effect.

(e)

HJL shall not use CL’s model numbers for the Products except for any Products sold to CL, and shall identify the Products only by model numbers that are not confusingly similar to CL’s designated model numbers.

(f)

CL’s and HJL’s obligations pursuant to Sections 2.6, 2.8, 2.9, 2.10, 8.4, 8.5 and Articles 1, 3, 7, and 11 - 19 shall survive termination of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

ARTICLE 11

PRODUCT WARRANTIES

11.1.

Warranty.  HJL warrants to CL that: (i) the Products, including the Existing Inventory and Initial Build Inventory, delivered to CL under this Agreement will be saleable and useable in a clinical setting and will conform to the then current and agreed Specifications for Products; (ii) the Products, including the Existing Inventory and Initial Build Inventory, will be free from defects in design, manufacturing, materials and workmanship under normal intended use and service, in accordance with all Applicable Laws and requirements including, but not limited to, the Act and GMP/QSR Regulations; (iii) the Products, including the Existing Inventory and Initial Build Inventory, have been manufactured, tested, stored, packaged, labeled and shipped in compliance with the Specifications and all Applicable Laws including, but not limited to, the Act and GMP/QSR Regulations; (iv) the Product information (including instructions and information relating to the storage, handling, maintenance, transportation and implantation of the Product labeling) and related Product information provided by HJL (“Product Information”) shall be accurate and complete in all respects; (v) the Products shall have a shelf life of at least 54 months with at least 42 months shelf life remaining when received by CL (not including the Existing Inventory); (vi) HJL’s manufacturing facility is and at the time of manufacture shall be in compliance with all GMP/QSR Regulations and ISO 13485:1996, EN 46001 requirements; (vii) HJL has and at the time of manufacture shall have all approvals and consents required to mark the Products with a CE Mark; and (viii) the Products, including the Existing Inventory and Initial Build Inventory, are free and clear of any liens, security interests or encumbrances of any nature whatsoever. CL shall have available the remedies provided for in Section 6.7 in the event any Products do not meet the foregoing warranties prior to returning any Products alleged to be defective, CL shall notify HJL in writing of the claimed defect and shall include the lot and serial number of such Products, as well as the number and date of the invoice therefor.

11.2.

Limited Warranty.  THE WARRANTIES SET FORTH IN SECTION 11.1 ARE INTENDED SOLELY FOR THE BENEFIT OF CL. ALL CLAIMS THEREUNDER SHALL BE MADE BY CL AND MAY NOT BE MADE BY CL’S CUSTOMERS. THE WARRANTIES SET FORTH IN SECTION 11.1 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY HJL, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. THE SOLE AND EXCLUSIVE REMEDIES OF CL FOR BREACH OF THE WARRANTY DESCRIBED IN SECTION 11.1 SHALL BE LIMITED TO THE REMEDIES PROVIDED IN THIS AGREEMENT.

11.3.	CL Warranty Obligations. CL shall not make any representations or warranties with respect to HJL’s liability therefore except as set forth in this Article.

ARTICLE 12

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

12.1.	Indemnification.

(a)

Cross Indemnity.  HJL and CL each (when indemnifying such party is the “Breaching Party”) hereby agree to indemnify, defend and hold the other (the “Non-Breaching Party”) harmless from and against all suits, actions, claims, demands, causes of action, judgments, liabilities and expenses (including court costs and reasonable attorneys’ fees) (“Claims”) which arise or result from the Breaching Party’s misrepresentations of any representation contained herein, or default in the observance or performance of any term or provision of this Agreement. Further, the Breaching Party agrees to indemnify, defend and hold the Non-Breaching Party harmless from and against all Claims which arise or result from activities on the part of the Non-Breaching Party, based on actual or alleged violations by the Breaching Party of Applicable Laws.

(b)

Products Liability.  HJL hereby agrees to defend, indemnify and hold CL and its Affiliates (each a “CL Indemnified Party”) harmless from and against all Claims which arise out of or result from personal injury or death incident to the use of any Products to the extent resulting from: (i) an inadequacy in the Product Information, (ii) the failure of the Products to meet the Specifications or (iii) the failure of the Products to be manufactured, tested, stored packaged, labeled and shipped in compliance with all Applicable Laws.

CL hereby agrees to defend, indemnify and hold HJL and its Affiliates (each a “HJL Indemnified Party”) harmless from and against all Claims which arise out of or result from personal injury incident to the use of any Products to the extent resulting from the negligent or wrongful acts or omissions of CL.

12.2.	Insurance Requirements. CL and HJL shall each possess insurance in the amounts and types set forth below.

(a)

HJL Insurance Requirements.  HJL will carry product liability insurance covering any loss, damage, expense or liability incurred or suffered by any party other than HJL arising out of any use of a Product as agreed to by the Parties. Such policy or policies, which may include umbrella or excess liabilities coverage, shall (i) have aggregate limits of liability as agreed to by the Parties with respect to any incident or occurrence and of not less than an amount agreed to by the Parties in the aggregate on the Effective Date; (ii) provide for a deductible or retained amount agreed to by the parties; and (iii) provide that such policy may not be canceled except upon written notice in accordance with policy provisions. Upon request, HJL shall provide such evidence of the effectiveness of such insurance to CL.

(b)

CL Insurance Requirements.  CL will carry product liability insurance covering any loss, damage, expense or liability incurred or suffered by a party other than CL arising out of any use of a Product as agreed to by the Parties. Such policy or policies, which may include umbrella or excess liability coverage shall (i) have aggregate limits of liability agreed to by the Parties with respect to any incident or occurrence and of not less than an amount agreed to by the Parties in the aggregate; (ii) provide for a deductible or retained amount agreed to by the Parties; and (ii) provide that such policy may not be canceled except upon written notice to both HJL in accordance with the policy provisions. Upon request, CL shall provide evidence of the effectiveness of such insurance to HJL.

12.3.

Third Party Claims.  If a Claim by a Third Party is made against an Indemnified Party (whether a HJL Indemnified Party or a CL Indemnified Party) and if the Indemnified Party intends to seek indemnity with respect thereto from the other Party (the “Indemnifying Party”) under this Article 12, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim; provided, however, that the failure to give timely notice shall not affect the rights of the Indemnified Party so long as such failure to give timely notice does not adversely affect the Indemnifying Party’s ability to defend such Claim against a Third Party. The Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall have control of the defense of any such action, including any appeals and negotiations for the settlement or compromise thereof and shall have authority to enter into a binding settlement or compromise; provided that, the Indemnifying Party shall not enter into any settlement or compromise or take any other action with respect to the Claim which may adversely affect the Indemnified Party without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party may participate, at its own cost and expense, in the defense of any such Claim; provided, however, that such defense shall be controlled by the Indemnifying Party.

12.4.

Cooperation as to Indemnified Liability.  Each Party hereto shall reasonably cooperate with other parties with respect to access to books, records, or other documentation within such Party’s control, if deemed reasonably necessary or appropriate by any Party in the defense of any Claim, which may give rise to indemnification hereunder.

12.5.	CL’s Representations and Warranties. CL hereby represents and warrants to HJL that as of the date hereof:

(a)	CL is a corporation duly organized, validly existing and in good standing under the laws of Florida, and this Agreement has been duly authorized by all necessary corporate action.

(b)	This Agreement is the legal, valid and binding obligation of CL, enforceable against CL in accordance with its terms.

(c)

Neither the execution and delivery of this Agreement nor the compliance with the terms and conditions hereof will conflict with, result in a breach or violation by CL of or constitute a default under any of the terms, conditions or provisions of any contract, agreement or other instrument to which CL is or may be bound or affected.

(d)	CL has full right, power and authority to enter into this Agreement and to grant to HJL the rights granted and to be granted hereunder.

(e)	CL is not under any obligations inconsistent with the provisions of this Agreement.

12.6.	HJL’s Representations and Warranties. HJL hereby represents and warrants to CL that as of the date hereof:

(a)	HJL is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and this Agreement has been duly authorized by all necessary corporate action.

(b)	This Agreement is the legal, valid and binding obligation of HJL, enforceable against HJL in accordance with its terms.

(c)

Neither the execution and delivery of this Agreement nor the compliance with the terms and conditions hereof will conflict with, result in a breach or violation by HJL of or constitute a default under any of the terms, conditions or provisions of any contract, agreement or other instrument to which HJL is or may be bound or affected.

(d)

HJL is the sole and exclusive owner of the HJL Inventions and HJL Confidential Information, free and clear of any security interests, claims, encumbrances or charges of any kind, and has full right, power and authority to enter into this Agreement and to grant to CL the rights granted and to be granted hereunder.

(e)

To the best of HJL’s knowledge, HJL Inventions are valid and enforceable, and the rights and licenses granted under this Agreement do not infringe any patent, copyright, trademark, license or other Intellectual Property right of any Third Party and do not misappropriate any trade secret of any Third Party.

(f)	All proprietary technical information developed by and belonging to HJL that has not been patented has been kept confidential.

(g)	Except as otherwise set forth on Exhibit C, HJL has not patented or applied for patent protection on any the technology it proposes to use in developing the Product.

(h)	HJL is not under any obligations inconsistent with the provisions of this Agreement.

ARTICLE 13

CONFIDENTIAL INFORMATION

13.1

Confidentiality.  Except as otherwise specifically provided in this Agreement, CL and HJL each agree that during the term of this Agreement and for a period of five years thereafter, it will: (i) not use any of the other Party’s Confidential Information, for any purpose other than as permitted or required for performance by such Party under this Agreement; (ii) not disclose or provide any of the other Party’s Confidential Information to any Third Party; and (iii) to take all reasonably necessary measures to prevent any such disclosure by its employees, agents, contractors or consultants (who shall only be advised of such Confidential Information on a need to know basis in furtherance of this Agreement). Each Party shall advise its employees, agents, contractors and consultants of the requirements of this Article 13 prior to any disclosure of the other Party’s Confidential Information to them and shall be responsible to ensure their compliance with such provisions. Any such employee, agent, contractor or consultant must be subject to a contractual restriction on use and disclosure of the Confidential Information consistent with the terms of this Article 13. Upon request of the other Party or termination of this Agreement, each Party shall return all such Confidential Information to the other Party except for one copy which may be retained for archival purposes otherwise subject to this Article 13.

13.2	Existence of Agreement. The existence of this Agreement and the participation of the Parties in it shall be deemed to be Confidential Information subject to the provisions of this Article 13. Any publication, public reference or other transfer of information into the public sector regarding the relationship as defined in the Agreement or any of the terms contained in the Agreement shall be prohibited without prior written consent of the other Party.

13.3	Exclusions to Confidential Information. Confidential Information of either Party shall exclude information that:

(a)

was already in the possession of receiving Party prior to its receipt from the disclosing Party (provided that the receiving Party is able to provide the disclosing Party with reasonable documentary proof thereof);

(b)	is or becomes part of the public domain by reason of acts not attributable to the receiving Party;

(c)

is or becomes available to receiving Party from a source other than the disclosing Party which source, to the best of receiving Party’s knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing Party with respect thereto;

(d)	is made available by the disclosing Party to a Third Party unaffiliated with the disclosing Party on an unrestricted basis;

(e)	is independently developed by the receiving Party completely without reference to any Confidential Information of the disclosing Party, as evidenced by the receiving Party’s written records; or

(f)	has been or must be publicly disclosed by reason of legal accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the receiving Party.

13.4

Required Disclosures.  In the event of any disclosures pursuant to Section 13.3(f) the receiving Party shall provide (i) prompt prior written notice that is reasonable under the circumstances to the disclosing Party, and (ii) reasonable assistance to the disclosing Party in order to obtain a protective order or otherwise prevent public disclosure of such Confidential Information at the disclosing Party’s expense. If the disclosing Party fails to obtain a protective order or other appropriate remedy, the receiving Party will furnish only that portion of the Confidential Information that is legally required to be disclosed as advised by its legal counsel.

ARTICLE 14

PATENTS AND INTELLECTUAL PROPERTY RIGHTS

14.1.

Defense of Claims.  HJL shall, at its own expense, defend any Claim instituted or asserted against CL which is based on an allegation that any Product constitutes an infringement of any Intellectual Property right protected under the laws of the United States, any state of the United States, or any other nation. HJL shall have control of the defense of any such Claim, including any appeals and negotiations for the settlement or compromise thereof and shall have full authority to enter into a binding settlement or compromise; provided that, HJL shall not enter into any settlement or compromise which may adversely affect CL without CL’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. HJL shall indemnify CL against any award of damages and costs made against CL as a result of any such action. Notwithstanding the foregoing, CL may participate, at its own cost and expense, in the defense of any such Claim; provided, however, that such defense shall be controlled by HJL.

14.2.

Limitation of Liability.  HJL shall have no liability of any kind to CL under Section 14.1 to the extent any such Claim is based upon or arises out of (a) the use of any Product in combination with an apparatus or device not manufactured, supplied or approved by HJL, (b) the use of any Product in a manner for which it was not designed or intended to be used based upon the Product Information, or (c) any modification of any Product by CL or any Third Party which causes it to become infringing.

14.3.

Potential Infringement Remediation.  If any Product is held to constitute an infringement or misappropriation of any Third Party’s Intellectual Property rights, if HJL and CL concur that any Product constitutes such an infringement or misappropriation, or if CL is advised by its legal counsel that any Product potentially infringes or misappropriates any Third Party’s Intellectual Property right, HJL shall at its expense either: (i) procure the right for CL to continue distributing the Products in accordance with this Agreement at no additional cost to CL (ii) replace the Product with a non-infringing and non-misappropriating equivalent product conforming to the Specifications at no additional cost to CL, or (iii) modify the Product to make it non-infringing and non-misappropriating while conforming to the Specifications at no additional cost to CL. In the event that HJL is unable to or does not secure sufficient rights to permit CL to sell or market the Products in the manner contemplated by this Agreement within a reasonable time, HJL shall, at CL’s option, promptly repurchase the entire Product inventory held by CL and its subdistributors at the original purchase price (including shipping, customs and related costs), and CL shall be immediately released of its obligation under this Agreement to sell, market and promote the Products without waiving any rights available against HJL for such a breach of this Agreement.

14.4.

Intellectual Property.  HJL represents and warrants to CL that: (a) HJL owns, possesses, or licenses all rights to use all Intellectual Property and know-how used in the development, manufacture or sale of the Products (“HJL Intellectual Property”); (b) no Claim is pending or threatened to the effect that the Product or HJL’s use of HJL Intellectual Property infringes upon or conflicts with the any Third Party’s Intellectual Property rights, and, to the best of HJL’s knowledge, there is no basis for any such Claim; (c) no Claim is pending or threatened to the effect that any such HJL Intellectual Property is invalid or unenforceable by HJL, and, to the best of HJL’s knowledge, there is no basis for any such Claim (whether or not pending or threatened); (d) all proprietary technical information developed by and belonging to HJL which has not been patented has been kept confidential; (e) the HJL Intellectual Property is not being and has not been actually or potentially infringed by any company, person or entity; (f) HJL has not granted any license or other right that would be inconsistent with or conflict with the grant of the rights granted to CL under this Agreement.

14.5.

Protection of HJL’s Intellectual Property.  HJL shall be responsible for filing and prosecuting all U.S. and foreign patent, copyright and trademark applications it deems necessary or appropriate to protect HJL Intellectual Property.

14.6.

Each Party shall promptly notify the other Party of any and all actual or potential infringements of the HJL Inventions of which such Party becomes aware within the Territory. HJL shall, at its own cost, take any and all actions, legal or equitable, necessary to prevent such infringements and to eliminate or minimize the consequences of any such infringement. At HJL’s request and expense, CL will provide reasonable assistance to HJL in taking action against any such infringements. If HJL fails to take appropriate action against such infringements within 60 days after notice, CL may take such actions at HJL’s expense as CL deems necessary and appropriate, including but not limited to filing a lawsuit against the infringing or potentially infringing Third Party (and/or their patents) in HJL’s name or its own name and/or requesting that patent offices (or their equivalents) reconsider the validity of Third Party patents and HJL shall reasonably assist CL.

ARTICLE 15

TRADEMARKS

15.1.	License. HJL hereby grants to CL a non-exclusive, non-transferable, and royalty-free right and license to use those HJL trademarks, trade names and logotypes identified on Exhibit C in connection with the sale, distribution, promotion and advertising of the Products as long as such trademarks are used by CL in accordance with HJL’s standards, specifications and instructions of which CL has been advised in writing, but in no event beyond the term of this Agreement, subject to any post termination rights provided for herein. CL shall not acquire any right, title or interest under the laws of any nation in such trademarks, trade names or logotypes of HJL other than the foregoing limited license and shall not attempt to assert or register any such right, title or interest. CL shall not use any of HJL’s trademarks, trade names or logotypes as part of CL’s corporate or trade names or permit any Third Party to do so without the prior written consent of HJL. CL shall permit HJL to inspect any material on which HJL’s trademarks, trade names and logo types appear, and CL agrees to make any changes in future materials reasonably required by HJL. CL shall in addition have the right to promote and sell the Products under trademarks, trade names and logotypes of CL selected by CL, which trademarks, trade names and logotypes shall be and shall remain the property of CL.

15.2.

Infringement.  CL shall promptly notify HJL of any use by any Third Party of HJL’s trademarks, trade names or logotypes or any use by such Third Parties of similar marks which may constitute an infringement or passing off of HJL’s trademarks, trade names or logotypes of which CL has knowledge. HJL reserves the right in its sole discretion to institute any proceedings against such Third Party infringers and CL shall refrain from doing so. CL agrees to provide reasonable cooperation to HJL in any action taken by HJL against such Third Parties, provided that all expenses of such action shall be borne by HJL and all damages which may be awarded or agreed upon in settlement of such action shall accrue to HJL.

15.3.

Termination of Use.   CL acknowledges HJL’s proprietary rights in and to HJL’s trademarks, trade names and logotypes, and CL hereby waives all right to any trademarks, trade names and logotypes now or hereafter originated by HJL. CL shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of HJL’s trademarks. Upon termination of this Agreement, CL shall cease using HJL’s trademarks, trade names and logotypes in any manner, subject to CL’s right, if any, to continue to sell Products held in inventory or if CL purchases or otherwise licenses such rights to the trademarks, trade names and logotypes pursuant to a separate agreement or agreements, in which case such agreement(s) shall control.

ARTICLE 16

OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL

16.1.

Option to Purchase.  HJL grants to CL the exclusive right and option (the “Option”) to allow CL to acquire all assets (the “Purchased Assets”) of HJL relating to the Products and the HJL Intellectual Property, all documents and information relevant thereto and all equipment and tooling necessary or helpful for the manufacture of the Products as forth in this Section. This Option shall survive the acquisition of HJL or substantially all of HJL’s assets or a Change in Control of HJL. The Option may be exercised by CL any time commencing 25 months after the Effective Date of this Agreement, or sooner in the event HJL or substantially all of HJL’s assets are acquired by CL delivering written notice to HJL. The agreement to acquire the Purchased Assets (the “Acquisition Agreement”) free and clear of all liens and encumbrances shall be negotiated in good faith promptly by both Parties at such time as CL exercises the Option. The Acquisition Agreement shall include, without limitation, representations, warranties, covenants and indemnities that are usual and customary in a transaction of this nature as such may be mutually agreed upon between the Parties, including: (i) covenants by HJL not to compete directly or indirectly with the Products in the Territory for a period of five years, (ii) to assist CL with training, the transfer of all HJL Intellectual Property relating to the Products, (iii) the sale and marketing of the Products during a transition period of the transfer of the Products and (iv) those items set forth on Exhibit D attached hereto. Subject to the satisfaction of all conditions precedent contained in the Acquisition Agreement, CL’s obligation to execute, deliver and perform the Acquisition Agreement shall be conditioned upon approval of the transaction by the CL Board of

Directors and any requirements of Applicable Laws. As consideration for the purchase of the Purchased Assets, CL shall pay to HJL at the closing of the transaction the Option Acquisition Price. The Parties acknowledge that they may need to enter in a post-closing supply agreement whereby HJL will continue to manufacture the Products for CL at a transfer price to be agreed (which shall not include any profit sharing provision) in which case there should be a corresponding reduction in the Option Acquisition Price.

16.2.	Right of First Refusal.

(a)

If HJL receives any bona fide offer(s) to purchase in one transaction or series of transactions, or reaches an agreement in principal (subject to CL’s rights under this Article) with, or otherwise determines that it is willing to accept an offer from, any Third Party, which agreement(s) or offer(s) includes terms and provisions regarding the sale, license or other transfer of any HJL Intellectual Property and/or all equipment, facilities and tooling used in the development, manufacture, processing, packaging, sterilization, or sale of products for Coronary Indications (whether as an entire product line, or as one, several or all of the Products, but excluding any transaction involving a Change in Control of HJL) (in each case a “Disposition”), then HJL shall, within five business days after receipt of any such offer or agreement in principal, or after such determination, notify CL in writing thereof ( “HJL Disposition Notice”). Any HJL Disposition Notice shall (i) specify the pricing, terms, conditions, timing and all material provisions with respect to the proposed transaction, (ii) identify the proposed party or parties to such transaction, and (iii) include a copy of the proposed agreement in principal or offer for the proposed transaction between HJL and the proposed Third Party or parties.

(b)

CL shall have the irrevocable right and option (the “First Refusal Option”), exercisable in writing to HJL any time within 60 days after CL’s receipt of the HJL Disposition Notice (the “Option Period”), to elect to enter into such proposed transaction upon the same or comparable pricing (or the monetary equivalent of any non-monetary consideration), terms, conditions and other material provisions as set forth in HJL’s Disposition Notice. If the consideration proposed to be paid for the Disposition is in property, services or other non-cash consideration, the fair market value of the non-cash portion of the consideration shall be determined in good faith by HJL’s Board of Directors and set forth in the HJL Disposition Notice (such amount to be subject to agreement by CL). If CL cannot for any reason pay in the same form of non-cash consideration, CL shall pay the cash value equivalent thereof (unless in the case of stock consideration, HJL consents to CL providing capital stock of CL of an equal value as mutually determined by HJL’s and CL’s Board of Directors). If CL elects to exercise its First Refusal Option, HJL and CL shall use their best efforts to consummate such proposed transaction within 60 days following exercise of the First Refusal Option by CL.

(c)

If CL fails to exercise its First Refusal Option to enter into such proposed transaction, HJL and the proposed party identified in the HJL Disposition Notice may complete such proposed transaction upon the pricing, terms, conditions and material provisions specified in the HJL Disposition Notice; provided that, if (i) HJL and such Third Party fail to complete such transaction within 90 days after the expiration of CL’s First Refusal Option, (ii) if any of the pricing, terms, conditions or other material provisions contained in HJL’s Disposition Notice are modified so as to be less favorable to HJL, or (iii) if the identity of such Third Party changes, provided that an Affiliate of such third party shall not be considered a change of identity of such Third Party, then, in any such event, HJL shall provide a new HJL Disposition Notice to CL, and CL shall have a new First Refusal Option pursuant to the procedures above with respect to such delayed or modified proposed transaction.

16.3.

Failure to Agree.  In the event the Parties are not able to reach agreement on all or any part of this Article 16, the matter in dispute (including determining the appropriate representations, warranties, covenants and indemnities for the Acquisition Agreement and finalizing the remainder of the terms of the Acquisition Agreement if the Parties are able to reach agreement on certain or all terms) shall be resolved by binding arbitration in accordance with Article 17 below.

ARTICLE 17

ARBITRATION

17.1.

Disputes.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) in effect on the date of this Agreement by a single arbitrator who shall be experienced in the medical device industry and who shall be appointed in accordance with the Rules and such arbitration shall be administered by AAA with a single arbitrator selected from a list of arbitrators proposed by AAA in accordance with the Rules. The arbitrator shall allow such discovery as is appropriate and consistent with the purposes of the arbitration in accomplishing fair, speedy and cost-effective resolution of disputes. The costs of the arbitration including the arbitrators’ fees shall be shared equally by the Parties. Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and enforcement, as the law of such jurisdiction may require or allow. The place of arbitration shall be Atlanta, Georgia.

17.2.	Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with the laws of the State of Georgia.

ARTICLE 18

FORCE MAJEURE

18.1.

Force Majeure Definition.  Force Majeure shall mean any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either Party, which prevents in whole or in material part the performance by one of the Parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: riots, civil or military disturbances, war, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning, and explosion.

18.2.

Notice.  Upon giving notice to the other Party, a Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, its cause and possible consequences. The Party claiming Force Majeure shall promptly notify the other Party of the termination of such event.

18.3.

Suspension of Performance.   During the period that the performance by one of the Parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations hereunder, except for the obligation to pay any amounts due and owing hereunder, to the extent that such suspension is commercially reasonable.

ARTICLE 19

MISCELLANEOUS

19.1.

Relationship.    This Agreement does not make either Party the employee, agent or legal representative of the other for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Agreement each Party shall be acting as an independent contractor.

19.2.

Assignment.  Except as otherwise provided in this Agreement, neither Party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other Party. Notwithstanding any other provision in this Agreement to the contrary, and subject to CL’s rights as set forth in Article 16, either Party may assign this Agreement to a company controlling, controlled by or under common control with the assigning Party, or to its successor in connection with a Change in Control of such Party. Any prohibited assignment shall be null and void. All terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties.

19.3.

Notices. Notice permitted or required to be given under this Agreement shall be deemed sufficient if given in writing by commercial air delivery service or by registered or certified air mail, postage prepaid, return receipt requested, addressed to the respective addresses of the Parties set forth below or at such other address as the respective Parties may designate by like notice from time to time. Notices so given shall be effective upon the earlier of: (a) receipt by the Party to which notice is given; (b) on the seventh business day following the date such notice was deposited in the mail; or (c) when received. Notices shall be given as follows:

If to HJL:	Hancock Jaffe Laboratories, Inc.
70 Doppler
Irvine, CA 92618
Attn: Norman Jaffe

If to CL:	CryoLife, Inc.
1655 Roberts Blvd. NW
Kennesaw, GA 30144
Attn: CEO

With a copy to CL’s General Counsel at the same address

19.4.

Entire Agreement.  This Agreement, including the exhibits attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the Parties related to this Agreement.

19.5.

Amendment.  This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, other than by written amendment signed by the Parties hereto, except as expressly provided in this Agreement.

19.6.

Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions of this Agreement substantially violates, comprises an integral part of or is otherwise inseparable from the remainder of this Agreement.

19.7.	Counterparts. This Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

19.8.

Waiver.  No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

19.9.

Use of Certain Words.   Throughout this Agreement, the use of the words “and” or “or” shall be deemed to refer to “and/or” and the use of the word “including” shall be deemed to refer to “including but not limited to.”

19.10.

Publications.   HJL and CL may pursue publication of the results of any clinical study or trial conducted with respect to Products including white paper publications by CL to expand market usage for Products. The Party seeking to publish shall provide the non-publishing Party with sufficient opportunity to review any such proposed publications and make recommendations as to revisions to any such proposed publication. Notwithstanding the foregoing, neither Party shall publish the other Party’s Confidential Information, without the express written consent of the non-publishing Party, which consent may not be unreasonably withheld, conditioned or delayed, or publish any information that will affect the non-publishing Party’s rights under this Agreement or ability to seek patent protection.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

CryoLife, Inc.	Hancock Jaffe Laboratories, Inc.

By: /s/ D.A. Lee	By: /s/ Norman Jaffe

Name: D. Ashley Lee	Name: Norman Jaffe

Title: EVP, COO and CFO	Title: President

EXHIBIT A

ADDITIONAL QUALITY REQUIREMENTS

1.            All Products shall be assigned a specific HJL lot and/or serial number. This number(s) shall be clearly identified on the Product and/or its packaging, as well as on traceability records.

2.            HJL shall assign a quality representative for the duration of this Agreement. This individual shall be responsible for overseeing HJL activities that impact the Products and acting on HJL’s behalf in matters associated with Product quality.

3.            HJL shall validate all instruments and equipment used during the production of Products in accordance with the Specifications and Applicable Laws.

4.            In all events, HJL shall provide reasonable resources, maintain copies of all documentation, and perform failure investigation and reasonable corrective and/or preventive actions with respect to any and all complaints.

5.            HJL shall define, implement, and maintain a CAPA process. This process should include a disciplined approach to determining the root cause of problems and issues and developing, implementing, and verifying the solutions needed to resolve them. HJL’s CAPA process shall include provisions for recording the following information associated with or having an impact upon the Products:

—	Product statement

—	Root cause investigation method and results

—	Solution description and associated implementation plan

—	Verification of implementation and effectiveness

CAPA records shall be retained as required by Applicable Laws and shall be made available to CL upon request.

EXHIBIT B

HJL BUDGET

Confidential

ProCol® Manufacturing Budget Projection 2014	January	February	March	April	May	June	July	August	September	October	November	December	TOTAL

Direct and Indirect Labor	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Raw Materials (Tissue)	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Supplies for Production	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Packaging				[***]				[***]					[***]
Facilities	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Quality Tests, Audits, Outside Services	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Insurance	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Administrative	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

TOTAL	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

Direct Labor - Includes Benefits	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
# Employees	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Indirect Labor - Includes Benefits	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
# Employees	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
# Units / QTR			[***]			[***]			[***]			[***]	[***]
Average ASP =[***]

2014 Budget Provided by Hancock Jaffe to estimate 1st year costs of bringing ProCol Online

[***] - CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE

MARKED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY

WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT C

HJL has no existing patents on technology it uses with the Product.

HJL TRADEMARKS

HJL Trademarks:

ProCol®